Exhibit (e)

FIRST EAGLE PRIVATE CREDIT FUND

TERMS AND CONDITIONS OF THE AMENDED AND RESTATED DIVIDEND

REINVESTMENT PLAN

As agent for the shareholders (“Common Shareholders”) of the Fund who (i) purchase Class S shares, Class D shares or Class I shares of First Eagle Private Credit Fund’s (the “Fund”) common shares of beneficial interest (collectively the “ Common Shares”) pursuant to the Fund’s continuous public offering (“Public Offering”); (ii) purchase Common Shares pursuant to a private offering (the “Private Offering” and together with the Public Offering, the “Offering”), or (ii) purchase Common Shares pursuant to any future offering of the Fund, and who do not opt out of participating in the Fund’s Distribution Reinvestment Plan (the “Plan”) (or, in the case of [Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Vermont or Washington] investors and clients of participating broker-dealers that do not permit automatic enrollment in the Plan, who opt to participate in the Plan), the Fund will apply Distributions (as defined below), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Participant. (the “Participants”)

1. EFFECTIVE DATE. The effective date of this Plan shall be the effective date of that the Fund’s registration statement on Form N-2.

2. PROCEDURE FOR PARTICIPATION. Any Common Shareholder (unless such Common Shareholder is a resident of [Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Vermont or Washington] or is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan) who has received a prospectus, as contained in the Fund’s registration statement filed with the Securities and Exchange Commission (the “SEC”), will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement. Any Common Shareholder who is a resident of [Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Vermont or Washington] or is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan who has received a prospectus, as contained in the Fund’s registration statement filed with the SEC, will become a Participant if they elect to become a Participant by noting such election on their subscription agreement. If any Common Shareholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Fund or SS&C GIDS, Inc. (“SS&C” or the “Agent”). Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Common Shares will be purchased under the Plan as of the first calendar day of the month (the “Purchase Date”) following the record date of the Distribution.]

3. SUITABILITY. Each Participant is requested to promptly notify the Fund in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth and investment concentration standards imposed by such Participant’s state of residence and set forth in the Fund’s most recent prospectus. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Fund’s sponsor, or any other person selling shares on behalf of the Fund to the Participant to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Participant.

4. PURCHASE OF SHARES.

a. Common Shares issued pursuant to the Plan will have the same voting rights as Common Shares issued pursuant to the Offering. The Fund shall pay the Plan Administrator’s fees under the Plan.

b. No upfront selling commissions will be payable with respect to Common Shares purchased pursuant to the Plan, but such Common Shares will be subject to ongoing distributor and/or Common Shareholder servicing fees. Participants in the Plan may purchase fractional Common Shares so that 100% of the Distributions will be used to acquire Shares.

5. THE PLAN AGENT. SS&C GIDS, Inc. will act as Agent for each Participant.

6. CASH OPTION. The Fund will declare its income dividends or capital gains or other distributions in respect of the Common Shares held by each Participant and attributable to the class of Common Shares purchased by such Participant (“Distributions”) payable in Common Shares of the same class, or, at the option of Common Shareholders, in cash. Therefore, each Participant will have all Distributions, net of any applicable U.S. withholding taxes, on his or her Common Shares automatically reinvested in additional Common Shares of the same class, unless such Participant elects to receive such Distributions in cash by contacting the Agent. An election to receive cash may be revoked or reinstated at the election of the Common Shareholder.

7. VALUATION. On the payment date for a Distribution, the Agent shall receive newly issued Common Shares, including fractions, from the Fund for each Participant’s account. The number of additional Common Shares to be credited shall be determined by dividing the dollar amount of the Distribution payable to such Common Shareholder by the net asset value per Common Share on the Purchase Date. The net asset value per Common Share on a particular date shall be the amount calculated on that date (or if not calculated on such date, the amount most recently calculated) by or on behalf of the Fund in accordance with the Fund’s current prospectus. It is contemplated that the Fund will pay dividends at least quarterly. If, for any reason beyond the control of the Agent, reinvestment of the Distributions cannot be completed within 30 days after the applicable payment date for Distribution, funds held by the Agent on behalf of a Participant will be distributed to that Participant.

8. TAXATION. The automatic reinvestment of Distributions does not relieve Participants of any taxes which may be payable on Distributions. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

9. LIABILITY.

a. The Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent’s negligence, bad faith, or willful misconduct or that of its employees. Each Participant’s uninvested funds held by the Agent will not bear interest. The Agent shall have no liability in connection with any inability to purchase Common Shares within the time provided, or with the timing of any purchases effected. The Agent shall have no responsibility for the value of Common Shares acquired. The Agent may commingle Participants’ funds.

b. The Fund shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant ‘s account upon such Participant ‘s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Common Shares are purchased or sold for a Participant ‘s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Fund has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

10. RECORDKEEPING. The Agent may hold each Participant’s Common Shares acquired pursuant to the Plan together with the Common Shares of other Common Shareholders of the Fund acquired pursuant to the Plan in non-certificated form in the Agent’s name or that of the Agent’s nominee. Distributions on fractional shares will be credited to each Participant’s account. Each Participant will be sent a confirmation by the Agent of each acquisition made for his or her account as soon as practicable, but in no event later than 60 days, after the date thereof. No certificates for any full or fractional Common Shares will be issued. Any share dividends or split shares distributed by the Fund on Common Shares held by the Agent for Participants will be credited to their accounts. In the event that the Fund makes available to its Common Shareholders rights to purchase additional Common Shares, the Common Shares held for each Participant under the Plan will be added to other Common Shares held by the Participant in calculating the number of rights to be issued to each Participant.

11. [PROXY MATERIALS. The Agent will forward to each Participant any proxy solicitation material. The Agent will vote any Common Shares held for a Participant first in accordance with the instructions set forth on proxies returned by such Participant to the Fund, and then with respect to any proxies not returned by such Participant to the Fund, in the same proportion as the Agent votes the proxies returned by the other Participants to the Fund.]

12. BROKERS, NOMINEE HOLDERS, ETC. In the case of Common Shareholders such as banks, brokers or nominees that hold Common Shares for others who are the beneficial owners, the Agent will administer the Plan on the basis of the number of Common Shares certified by the record Common Shareholder as representing the total amount registered in such Common Shareholder’s name and held for the account of beneficial owners who are to participate in the Plan.

13. FEES. There will be no direct expenses to Participants for the administration of the Plan. There is no direct service charge to Participants with regard to purchases under the Plan; however, the Fund reserves the right to amend the Plan to include a service charge payable by the Participants. The Agent’s service fee for handling Distributions will be paid by the Fund.

14. TERMINATION OF PARTICIPATION. Each registered Participant may terminate his or her participation under the Plan by notifying the Agent in writing at [SS&C GIDS, Agent for First Eagle Private Credit Fund Dividend Reinvestment Plan, P.O. Box 219599, Kansas City, MO 64105-9929.] Such termination will be effective with respect to a particular Distribution if the Participant’s notice is received by the Agent at least [five business days in advance of the first calendar day of the next month in order for a Participant’s ‘s termination to be effective for such month]. Any transfer of Common Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant elects to tender its Common Shares in full, any Common Shares issued to the Participant under the Plan subsequent to the expiration of the tender offer will be considered part of the Participant’s prior tender, and Participant’s participation in the Plan will be automatically terminated as of the valuation date of the applicable tender offer, whether or not all of the Participant’s Common Shares are actually repurchased. Any Distributions to be paid to such Common Shareholder on or after such date will be paid in cash on the scheduled Distribution payment date. If FEF Distributors, LLC becomes a Participant’s broker of record, the Participant’s participation in the Plan will automatically terminate, and any distributions paid following such transfer will be paid in cash. If a Participant terminates Plan participation, the Fund may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Common Shares in such Participant’s account and provide a check for the cash value of any fractional Common Share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Common Shareholder in cash. The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Participant at least 60 days prior to the effective date of the termination. Upon any termination, the Agent will transfer such Common Shares to a broker designated by the Participant for the full shares held for such Participant under the Plan and cash adjustment for any fraction of a Common Share at the then net asset value of the Common Shares to be delivered to him or her without charge. If a Participant has terminated his or her participation in the Plan but continues to have Common Shares registered in his or her name, he or she may re-enroll in the Plan at any time by contacting the Agent at [SS&C GIDS, Agent for First Eagle Private Credit Fund Dividend Reinvestment Plan, P.O. Box 219599, Kansas City, MO 64105-9929.]

15. AMENDMENT OF THE PLAN. These terms and conditions may be amended by the Agent or the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the SEC or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 10 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives notice of the termination of the Participant’s account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent, subject to the prior written approval of the successor Agent by the Fund. The Fund may suspend the Plan at any time without notice to the Participants.

16. APPLICABLE LAW. These terms and conditions shall be governed by the laws of The State of Delaware.